Exhibit 11.1 ---  Statement Re:  Computation of Net Loss Per Common Share

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

                                                        Three months ended                    Six months ended
                                                   --------------------------------    ---------------------------------
                                                        1997             1996                1997             1996
                                                   ---------------  ---------------    ----------------  ---------------
Average shares outstanding                              11,169,950       10,951,784          11,164,754       10,932,458

Net loss attributable to common stockholders          (27,057,396)       (7,120,575)       (54,701,447)     (14,751,394)

Net loss per common share                                  ($2.42)          ($0.65)             ($4.90)          ($1.35)
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